FOR IMMEDIATE RELEASE

Company: UpLift Nutrition, Inc. (UPNT)

Contact: Gary C. Lewis

Tel: 801-721-4410

Fax: 801-732-8978

E-Mail: glewis@upliftnutrition.com

Epigenetic Nutrition: Scientists Match Genetic Genealogy with Ancestral Sourced Whole Foods

ROY, Utah, April 6, 2009 --UpLift Nutrition, Inc. (UPNT) announces signing an exclusive licensing agreement to formulate, manufacture, and distribute EpiGaia™, a genetically-driven nutritional product. This agreement allows UpLift to develop a nutritional formulation from a pending method and ingredients patent filed by Edward Hall, a director of the company. In anticipation of this agreement, UpLift has spent over two years developing nutritional formulas for North America and Japan.

Formulated by the company’s Chief Science Officer, biologist Jessica Rampton and Genetic Genealogist Jenny Nebeker, EpiGaia™ is based on applying the science of genetics, genealogy, anthropology and biology to nutritional health. Rampton and Nebeker worked closely to translate major human ancestral migratory paths, revealed in genetic tests, into a roadmap of what our human ancestors ate as far back as the Ice Age.

“This is a quantum leap forward in applying the science of genetic genealogy to nutritional health in the U.S. and throughout the world,” says UpLift Nutrition President, Gary C. Lewis. “EpiGaia™ is aimed at delivering essential nutrients to the body based on over 50,000 years of human genetic evolution.”

The whole food formulation is rooted in findings from charting the genetic history of thousands of people from around the world. “Through DNA mapping, scientists are now able to trace a person’s genetic history back tens of thousands of years,” remarks Nebeker. “We have discovered that genetic history can play a very important role in determining which nutrients are ideal for a particular group of people.”

The formula provides whole food nutrition extracted from its purest, indigenous source. “From the beginning, we have focused on creating a formula to ease the effects of aging and major lifestyle inhibitors,” says Rampton. “There are so many people who struggle with the negative affects of stress, heart disease, diabetes, arthritis, sexual dysfunction, cognitive disorders, obesity, and vision and hearing problems.”

Currently a small group of individuals are going through non-clinical trials. “The anecdotal results have been promising,” according to Rampton. “The majority of our subjects have reported an increased feeling of well-being and overall health. Some of the early benefits people are reporting are better sleep, more energy, less stress, better digestion and weight loss.”

UpLift plans to introduce its first EpiGaia™ North American formula to the public this summer. For more information or to be added to the waiting list for the new formula, visit www.EpiGaia.com

About UpLift Nutrition:

UpLift Nutrition’s mission is to utilize the latest and best science available to produce nutritional products. We will constantly strive to offer products that benefit all, while remaining mindful of protecting and preserving Mother Nature’s finite resources.

To view all of UpLift’s filings, visit www.sec.gov, click on “Search for Company Filings” under the Filings & Forms heading, click on “Companies and Other Filers,” and enter UpLift Nutrition.

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update these statements to reflect actual results, changes in assumptions or other factors. Without limitation, these risks and uncertainties include the Company’s dependence on its ability to market this, or any other product the Company may attempt now or in the future. Readers should review and consider the various disclosures made by the Company in its reports to its shareholders and the Securities and Exchange Commission.

These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

Contact: Gary C. Lewis

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